Exhibit 99.1

FOR IMMEDIATE RELEASE

Celebrity Cruises’ President and CEO Lisa Lutoff-Perlo Transitions to Vice Chair, External Affairs; Laura Hodges Bethge Named to Succeed Her

MIAMI – April 6, 2023 – Today, Royal Caribbean Group (NYSE: RCL) announced that after an illustrious tenure at the helm of Celebrity Cruises, Lisa Lutoff-Perlo will transition to Vice Chair, External Affairs for Royal Caribbean Group, effective May 1. In her new role, Lutoff-Perlo will continue reporting to Royal Caribbean Group President and CEO Jason Liberty. Laura Hodges Bethge, currently executive vice president, shared services operations, will become the next brand president of Celebrity Cruises.

“Lisa has been instrumental in transforming the Celebrity Cruises brand to what it is today,” said Jason Liberty, president and CEO, Royal Caribbean Group. “From helping us introduce the revolutionary Edge Series of ships to advancing the role of women in maritime careers, Lisa has had an incredible career during her time leading Celebrity Cruises, and multiple parts of our Royal Caribbean International brand. I have had the pleasure of working with Lisa for almost 18 years, and I know her expertise will be invaluable as she transitions to serve as my Vice Chair, External Affairs.”

“It has always been difficult for me to imagine leaving the incredible Celebrity brand, but the time is right for me to start an exciting new chapter and turn the helm over to a new leader,” said Lisa Lutoff-Perlo. “It has been my great honor to lead this brand and work alongside the phenomenal Celebrity shoreside team and crew. Together, our accomplishments have been extraordinary. I’m excited to now work closely with Jason on broader initiatives as we sail towards an even brighter future.”

Lutoff-Perlo’s remarkable career with Royal Caribbean Group began in 1985 with her first role as a district sales manager and she went on to trailblaze a legacy of firsts. Along the way, she also led Celebrity Cruises to record growth, revenue, and profit, and she championed the brand’s evolution into the incredible cruise line it is today. Under her leadership, Celebrity Cruises welcomed four new award-winning ships, and underwent the Celebrity Revolution, one of the largest fleet revitalization projects in the industry.

In 2005, Lutoff-Perlo became Celebrity’s first female senior vice president of hotel operations. In 2012, she was named executive vice president of operations for Royal Caribbean International, the first woman in the industry to oversee both hotel and marine operations. Two short years later, she was the first woman appointed to president and CEO of one of Royal Caribbean Group’s brands.

“I would also like to congratulate Laura for her appointment as the next brand president of Celebrity Cruises,” Liberty added. “With her operational experience, business acumen and deep understanding of our company and the cruise industry, I know Laura is the right person to lead Celebrity Cruises to its next phases of growth.”

Most recently serving as executive vice president, shared services operations, Laura Hodges Bethge has been with the company more than 23 years and has held senior positions in many different areas including product development, hotel and marine operations, sales, marketing, product innovation, market development and investor relations.

Hodges Bethge is an exemplary leader with a long history of success at the company. Previously, she was senior vice president of product development for Royal Caribbean International, and led the teams conceptualizing their groundbreaking ships, private island destinations, and new experiences introduced throughout the award-winning fleet, including the first island in Royal Caribbean’s Perfect Day Island Collection – Perfect Day at CocoCay.

“Now 15 ships strong, this is an exciting time for Celebrity Cruises,” said Laura Hodges Bethge. “This year alone, we’ll be welcoming Celebrity Ascent, and reaching key construction milestones in the yet-to-be-named fifth ship in the revolutionary Edge Series. I look forward to building on the incredible achievements of Lisa and this world class team, as we continue to break boundaries and chart new courses in the industry.”

For more information on Royal Caribbean Group’s executive leadership, please visit https://www.royalcaribbeangroup.com/about/.

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Media Contact: Jonathon Fishman

corporatecommunications@rccl.com

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 64 ships traveling to approximately 1,000 destinations around the world. Royal Caribbean Group is the owner and operator of three award-winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises, and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 10 ships on order as of December 31, 2022. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

About Celebrity Cruises
Celebrity Cruises’ iconic “X” is the mark of a fleet of 15 relaxed luxury resorts at sea taking guests to the world’s best places on the world’s best places. Celebrity revolutionized the industry with its cool, contemporary design and accommodation; dining, spa, and entertainment experiences for modern tastes; and culturally rich and diverse destination experiences, all complemented by warm, personalized service. Driven by wanderlust and a passion for opening the world, Celebrity journeys to all seven continents, visiting nearly 300 destinations in more than 70 countries. Celebrity Cruises is one of five cruise brands owned by global cruise company Royal Caribbean Group (NYSE: RCL). For more information about Celebrity Cruises, please visit www.celebrity.com.